SCHEDULE 14A
                                (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.                )
      Filed by the Registrant [X]
      Filed by a Party other than the Registrant []

      Check the appropriate box:
      [] Preliminary Proxy Statement      [] Confidential, For Use of the Com-
                                              mission Only (as permitted by
                                              Rule 14a-6(e)(2))
      [X] Definitive Proxy Statement
      []  Definitive Additional Materials
      []  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Triarc Companies, Inc.
------------------------------------------------------------------------------

               (Name of Registrant as Specified in Its Charter)

------------------------------------------------------------------------------

   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant) Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
     (1) Title of each class of securities to which transaction applies:

------------------------------------------------------------------------------

      (2) Aggregate number of securities to which transaction applies:

------------------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

------------------------------------------------------------------------------

      (4) Proposed maximum aggregate value of transaction:

------------------------------------------------------------------------------

      (5) Total fee paid:

------------------------------------------------------------------------------

       [] Fee paid previously with preliminary materials:

------------------------------------------------------------------------------

      [] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)   Amount previously paid:

------------------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement no.:

------------------------------------------------------------------------------

      (3)   Filing Party:

------------------------------------------------------------------------------

      (4)   Date Filed:

------------------------------------------------------------------------------

                                  TRIARC COMPANIES, INC.


                                     NOTICE OF ANNUAL

                                        MEETING OF

                                     STOCKHOLDERS AND

                                     PROXY STATEMENT




    ========================================================================
                          PLEASE COMPLETE, SIGN, DATE AND RETURN
                                   YOUR PROXY PROMPTLY
    ========================================================================










                                          [Logo]

                          Wednesday, June 4, 1997 at 11:00 A.M.
                               at The Chase Manhattan Bank
                                     270 Park Avenue
                                    New York, New York

[LOGO]

                                  TRIARC COMPANIES, INC.
                                     280 PARK AVENUE
                                 NEW YORK, NEW YORK 10017
                                      (212) 451-3000

                                                                    May 9, 1997

Dear Stockholders:

    It is our pleasure to invite you to join us at the 1997 Annual Meeting of Stockholders of Triarc Companies, Inc. which will be held at 11:00 a.m., on Wednesday, June 4, 1997, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York.

    We shall report to you at the meeting on the Company's current operations and outlook. The meeting will also include a question and discussion period. The Board of Directors and management hope that many of you will be able to attend in person.

    At the meeting, you will be asked to consider and vote on the election of nine (9) directors, an amendment to the Certificate of Incorporation of Triarc that changes the minimum and maximum number of directors of Triarc and the ratification of the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants. The Board of Directors has unanimously approved the proposals and recommends that you vote FOR each of them. Please give this proxy material your careful attention, as the discussion is important to your decisions on the matters being presented.

    The formal notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted, regardless of the size of your holdings. Accordingly, whether or not you plan to attend the meeting in person, please mark, sign, date and return the enclosed proxy. If you attend the meeting and wish to vote your shares personally, you may revoke your proxy. Our Annual Report (including our Annual Report on Form 10-K for the year ended December 31, 1996) also accompanies these proxy materials.

                                                 Sincerely,

                             NELSON PELTZ                 PETER W. MAY
                             Chairman and Chief           President and Chief
                             Executive Officer            Operating Officer

[LOGO]

                           TRIARC COMPANIES, INC.
                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, JUNE 4, 1997
                            11:00 A.M., LOCAL TIME

                             -------------------


        The 1997 Annual Meeting of Stockholders of Triarc Companies, Inc. will be held on Wednesday, June 4, 1997, at 11:00 a.m., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York, for the following purposes:

               (1) to elect nine (9) directors to hold office as specified in the accompanying Proxy Statement;

               (2) to consider and act upon an amendment to the Company's Certificate of Incorporation to change the minimum number of directors to seven (7) and the maximum number of directors to fifteen (15);

               (3) to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants; and

               (4) to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        Stockholders entitled to vote at the meeting or any adjournment or postponement thereof are holders of record of the Company's Class A Common Stock at the close of business on April 21, 1997.

                       By order of the Board of Directors

                                            STUART I. ROSEN
                                            Vice President and
                                            Associate General Counsel, and
                                            Secretary

May 9, 1997


        YOUR VOTE IS IMPORTANT! STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. YOU MAY NEVERTHELESS VOTE IN PERSON IF YOU ATTEND THE MEETING.

===============================================================================

                               TRIARC COMPANIES, INC.
                                   280 PARK AVENUE
                               NEW YORK, NEW YORK 10017
                                   (212) 451-3000
                                -------------------
                                   PROXY STATEMENT
                                -------------------
                                    INTRODUCTION

GENERAL

        The accompanying proxy is solicited by the Board of Directors (the "Board of Directors" or the "Board") of Triarc Companies, Inc. (the "Company" or "Triarc") in connection with the 1997 Annual Meeting of Stockholders of the Company to be held on Wednesday, June 4, 1997, at 11:00 a.m., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York (the "Meeting"), and at any adjournment or postponement of the Meeting. This Proxy Statement and a proxy are first being mailed to stockholders on or about May 12, 1997. The mailing address of the Company's principal executive office is 280 Park Avenue, New York, New York 10017.

        When a proxy is returned properly dated and signed, the shares represented thereby will be voted by the persons named as proxies in accordance with each stockholder's directions. Stockholders may specify their choices by marking the appropriate boxes on the enclosed proxy. If a proxy is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board of Directors FOR the election of each of the nine (9) nominees for directors named below and FOR Proposals (2) and (3). The Company does not have cumulative voting in the election of directors. Under the Company's By-Laws (the "By-Laws"), business transacted at the Meeting is confined to the purposes stated in the Notice of the Meeting. The proxy being solicited does, however, convey discretionary authority to the persons named therein as proxies to vote on matters incident to the conduct of the Meeting. The proxy may be revoked by the stockholder at any time prior to the time it is voted by giving notice of such revocation either personally or in writing to the Secretary of the Company at the address provided above.

VOTING SECURITIES

        All holders of record of the Company's Class A Common Stock, par value $.10 per share (the "Class A Common Stock"), at the close of business on April 21, 1997 are entitled to vote on all business of the Meeting. At the close of business on such day, the Company had 23,946,242 shares of Class A Common Stock outstanding and entitled to vote at the Meeting. Each share of Class A Common Stock entitles the holder to one vote per share. The presence, in person or by proxy, of stockholders entitled to cast at least a majority of the votes which all stockholders are entitled to cast shall constitute a quorum.

        Under the General Corporation Law of the State of Delaware, the state in which the Company is incorporated, the Company's Certificate of Incorporation and the Company's By-Laws, if a quorum is present at the Meeting, the affirmative vote of a plurality of the votes cast is required for the election of directors and the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting is required for approval of

Proposals (2) and (3). Under Delaware law, an abstaining vote is not deemed to be a "vote cast." As a result, abstentions and broker "non-votes" are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition in such tabulations. A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker "non-votes" and the shares as to which a stockholder abstains are included for purposes of determining whether a quorum of shares is present at a meeting.

        The Company has been informed that the 5,982,867 shares of Class A Common Stock (constituting approximately 25% of the outstanding shares of Class A Common Stock) owned by DWG Acquisition Group, L.P., a Delaware limited partnership of which Nelson Peltz and Peter W. May are the sole general partners ("DWG Acquisition"), will be voted in accordance with the recommendation of the Board of Directors FOR the election of each of the nine (9) nominees for director named below and FOR Proposals (2) and (3).

                                PROPOSAL 1.

                           ELECTION OF DIRECTORS

NOMINEES FOR ELECTION

        It is recommended that the nine (9) nominees herein named be elected as directors of the Company, with each director to hold office until the next Annual Meeting of Stockholders, and until his successor is elected and qualified or until his prior death, resignation or removal. All of the nine (9) nominees are presently serving as directors of the Company and were elected directors at the last Annual Meeting of Stockholders held on June 6, 1996, to serve until the next annual meeting of the Company's stockholders and until such director's successor is duly chosen and qualified or until his prior death, resignation or removal. The Company is unaware of any reason why any of the nominees named herein would be unwilling or unable to serve as a director. Should, however, any nominee for director be unwilling or unable to serve at the time of the Meeting or any adjournment or postponement thereof, the persons named in the proxy will vote for the election of such other person for such directorship as the Board of Directors may recommend. Mr. M.L. Lowenkron, who was also elected as a director of the Company at such Annual Meeting of Stockholders has determined not to stand for reelection, but will continue to serve as a director of the Company until the Meeting. If Proposal (2) (described below) is not approved by the stockholders of the Company, the Board of Directors will, subsequent to the Meeting, fill the vacancy created by Mr. Lowenkron's decision not to stand for reelection.

        Certain information regarding each person nominated by the Board of Directors, including his principal occupation during the past five years and current directorships, is set forth below. Unless otherwise indicated, all nominees have had the indicated principal occupations for the past five years.

                             BUSINESS EXPERIENCE DURING PAST
NAME OF DIRECTOR             FIVE YEARS, AGE AND OTHER INFORMATION
----------------             -------------------------------------------
Nelson Peltz.......          Mr. Peltz has been a director and Chairman and
                             Chief Executive Officer of the Company since
                             April 23, 1993. Since then, he has also been a director and Chairman of the Board and Chief
                             Executive Officer of certain of the Company's subsidiaries, including RC/Arby's Corporation, formerly known as Royal Crown Corporation ("RCAC") and a director of National Propane Corporation
                             ("NPC"), the managing general partner of National
                             Propane Partners, L.P. (the "Partnership"), a distributor of liquefied petroleum gas. Since
                             April 1997 Mr. Peltz has also served as Chairman of the Board of NPC. He is also a general partner of DWG Acquisition, whose principal business is ownership of securities of the Company. From its formation in January 1989 until April 23, 1993,
                             Mr. Peltz was Chairman and Chief Executive
                             Officer of Trian Group, Limited Partnership
                             ("Trian"), which provided investment banking and management services for entities controlled by Mr. Peltz and Mr. May. From 1983 to December
                             1988, he was Chairman and Chief Executive Officer and a director of Triangle Industries, Inc.
                             ("Triangle"), which, through wholly-owned subsidiaries, was, at that time, a manufacturer of packaging products, copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. Peltz is 54 years of age.

Peter W. May.......          Mr. May has been a director and President and
                             Chief Operating Officer of the Company since
                             April 23, 1993. Since then, he has also been a director and President and Chief Operating
                             Officer of certain of the Company's subsidiaries, including RCAC and a director of NPC. Since
                             April 1997, Mr. May has also served as Vice
                             Chairman of NPC. He is also a general partner of DWG Acquisition. From its formation in January
                             1989 until April 23, 1993, Mr. May was President and Chief Operating Officer of Trian. He was
                             President and Chief Operating Officer and a director of Triangle from 1983 until December
                             1988. Mr. May is 54 years of age.

Hugh L. Carey.......         Mr. Carey has been a director of the Company
                             since June 9, 1994. He was an Executive Vice
                             President of W.R. Grace & Co. ("Grace") from 1987 to December 31, 1995. From 1993 to December 31,
                             1995, he served Grace as director of its Government Relations Division, and from 1987 until 1993, he ran Grace's office of environmental policy. Mr. Carey was the Governor of the State of New York from 1975 until 1983 and a member of Congress from 1960 until 1975. From

                             1991 until 1993, he was Chairman of the National Institute of Former Governors. Mr. Carey is also a director of China Trust Bank and PhyMatrix, Inc.; of Counsel to Whitman Breed Abbott & Morgan and Chairman of the Board of Advisors to Cambridge Partners, L.L.C. Mr. Carey is 78 years of age.

Clive Chajet.......          Mr. Chajet has been a director of the Company
                             since June 9, 1994.  He has been Chairman of
                             Chajet Consultancy, L.L.C., a consulting firm specializing in identity and image management, since January 1997. Prior thereto, Mr. Chajet was Chairman of Lippincott & Margulies Inc., also a consulting firm specializing in identity and image management, from 1983 to January 1997. Mr.
                             Chajet is 60 years of age.

Stanley R. Jaffe.......      Mr. Jaffe has been a director of the Company
                             since June 9, 1994. Mr. Jaffe is a motion picture producer and owner of Jaffilms, LLC. From 1991 until 1994, Mr. Jaffe was President and Chief
                             Operating Officer and a Director of Paramount
                             Communications Inc., a motion picture and entertainment company. From prior to 1988 until 1991, Mr. Jaffe was principal partner in Jaffe/Lansing Productions, an independent motion picture production company. Mr. Jaffe is 56 years of age.

Joseph A. Levato.......      Mr. Levato has been a director of the Company
                             since June 6, 1996.  Mr. Levato served as
                             Executive Vice President and Chief Financial
                             Officer of Triarc from April 24, 1993 to August
                             1996. He also served as Executive Vice President and Chief Financial Officer of certain of Triarc's subsidiaries, including RCAC, from
                             April 24, 1993 to August 1996. Prior to April
                             1993, he was Senior Vice President and Chief
                             Financial Officer of Trian from January 1992 until April 24, 1993. From 1984 to January 1989, he served as Senior Vice President and Chief
                             Financial Officer of Triangle. Mr. Levato is 56 years of age.

David E. Schwab .......      Mr. Schwab has been a director of the Company
                             since October 1994. Mr. Schwab has been a partner of Schwab Goldberg Price & Dannay, a law firm, for more than five years. Mr. Schwab also serves as Chairman of the Board of Trustees of Bard
                             College. Mr Schwab is 65 years of age.

Raymond S. Troubh.......     Mr. Troubh has been a director of the Company
                             since June 9, 1994. He has been a financial consultant since prior to 1989. Mr. Troubh is a director of ADT Limited, America West Airlines,

                             Inc., ARIAD Pharmaceuticals, Inc., Becton, Dickinson & Co., Diamond Offshore Drilling, Inc., Foundation Health System, Inc., General American Investors Company, Olsten Corporation, Petrie Stores Corporation, Time Warner Inc., and WHX Corporation. Mr. Troubh is 71 years of age.

Gerald Tsai, Jr........      Mr. Tsai has been a director of the Company since
                             October 1993. Since February 1993, he has been
                             Chairman of the Board, President and Chief
                             Executive Officer of Delta Life Corporation, a life insurance and annuity company with which Mr.
                             Tsai became associated in 1992. Mr. Tsai also serves as a director of Rite Aid Corporation, Sequa Corporation, Zenith National Insurance
                             Corporation and Proffitt's, Inc. He is a trustee of Meditrust, Boston University and New York
                             University Medical Center. Mr. Tsai is 68 years of age.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NINE NOMINEES NAMED ABOVE.

                             EXECUTIVE OFFICERS

     The following table sets forth certain information regarding the executive officers of Triarc, all of whom (other than John C. Carson, who is a British citizen) are U.S. citizens.

     NAME            AGE               POSITIONS
-------------------------------------------------------------------------------
Nelson Peltz         54    Director; Chairman and Chief Executive Officer

Peter W. May         54    Director; President and Chief Operating Officer

Michael Weinstein    48    Chief Executive Officer of the Triarc Beverage Group

John C. Carson       51    Chairman of the Triarc Beverage Group

Roland C. Smith      42    President of the Triarc Restaurant Group

Ronald D. Paliughi   53    President and Chief Executive Officer of National
                           Propane Corporation

Brian L. Schorr      38    Executive Vice President, General Counsel, and
                           Assistant Secretary

John L. Barnes, Jr   49    Senior Vice President and Chief Financial Officer

John L. Cohlan       40    Senior Vice President -- Corporate Finance

Eric D. Kogan        33    Senior Vice President -- Corporate Development

Francis T. McCarron  40    Senior Vice President -- Taxes

Martin M. Shea       53    Senior Vice President -- Corporate Communications

Stuart I. Rosen      37    Vice President and Associate General Counsel, and
                           Secretary

Fred H. Schaefer     52    Vice President and Chief Accounting Officer

        Set forth below is certain additional information concerning the persons listed above (other than Messrs. Peltz and May, for whom such information has been provided under "Nominees for Election" above).

        Michael Weinstein has served as Chief Executive Officer of the Triarc Beverage Group and Royal Crown since October 1996. Mr. Weinstein has also served as Chief Executive Officer of Mistic Brands, Inc. ("Mistic") since August 9, 1995, when Mistic was acquired by Triarc. Prior to August 1995, he was president of Liquid Logic, a private beverage consulting business he founded in 1994. From 1981 until the end of 1993, he served in various executive capacities at A&W Brands, Inc. lastly as President/Chief Operating Officer. From 1978 to 1981, he was a Vice President at Kenyon & Eckhardt Advertising. He began his career at Pepsi-Cola Company, where he held various sales and marketing positions from 1972 to 1978.

        John C. Carson has been Chairman of the Triarc Beverage Group since October 1996. Prior thereto, he had served as President and Chief Executive Officer of Royal Crown Company, Inc. from April 24, 1993 to October 1996. Prior to April 1993, Mr. Carson was President of Cadbury Beverages, North America, a subsidiary of Cadbury Schwepps, PLC, where he was also a member of Cadbury Beverages Global Board. Mr. Carson was President of Schwepps N.A. from 1984 to 1988, vice president of sales and marketing of Schwepps Bottling U.K. and Cadbury U.K. from 1964 to 1981.

        Roland C. Smith has been President of the Triarc Restaurant Group (Arby's, Inc.) since February 1997. Prior thereto, Mr. Smith had served in various positions at Arby's, Inc. since July 1994 (last serving as Senior Vice President and General Manager of Arby's, Inc. since August 1996). From January 1992 to July 1994 Mr. Smith served in various positions at KFC International, last serving as General Manager - Western Canada.

        Ronald D. Paliughi has been President and Chief Executive Officer of NPC, the managing general partner of the Partnership, since April 24, 1993. He was engaged in private research and consulting services from 1992 until April 1993. During 1991, he served as a United States Army Officer in Operation Desert Storm. From 1987 to 1990, Mr. Paliughi was Senior Vice President -- Western Operations of AP Propane (AmeriGas), one of the largest liquefied petroleum gas companies in the United States and a subsidiary of UGI Corporation. During 1986, Mr. Paliughi was director of retail operations of CalGas Corporation, a division of Dillingham Corporation, a liquefied petroleum gas company, and for more than 14 years prior thereto, he held various positions with Vangas, Inc., last serving as Senior Vice President -- General Manager.

        Brian L. Schorr has been Executive Vice President and General Counsel of Triarc and certain of its subsidiaries since June 29, 1994. Prior thereto, Mr. Schorr was a partner of Paul, Weiss, Rifkind, Wharton & Garrison, a law firm which he joined in 1982 and subsequent thereto through April 1995 he was Of Counsel to that firm in connection with limited liability company and limited liability partnership matters. That firm provides legal services to Triarc and its subsidiaries.

        John L. Barnes, Jr. has been Senior Vice President and Chief Financial Officer of Triarc since August 1996 and was Senior Vice President of Triarc from April 1996 to August 1996. Prior thereto, Mr. Barnes had served as Executive Vice President and Chief Financial Officer of Graniteville Company (which was sold by the Company in April 1996) for more than five years.

        John L. Cohlan has been Senior Vice President -- Corporate Finance of Triarc since January 1994. He has also been Senior Vice President --Corporate Finance of certain of Triarc's subsidiaries, including RCAC, since January 1994. Prior thereto, he had served as Senior Vice President -- Corporate Development of Triarc and such subsidiaries since April 24, 1993. Before joining Triarc, he was a Senior Vice President of Trian from July 1992 until April 24, 1993. From 1989 until 1991, he was a principal of The Palmer Group, Inc., a firm specializing in corporate restructurings, particularly in the hotel industry.

        Eric D. Kogan has been Senior Vice President -- Corporate Development of Triarc since March 1995. Prior thereto, he was Vice President --Corporate Development of Triarc since April 24, 1993. Before joining Triarc, Mr. Kogan was a Vice President of Trian Group, L.P. from September 1991 to April 1993 and an associate in the mergers and acquisitions group of Farley Industries, an industrial holding company, from 1989 to August 1991.

        Francis T. McCarron has been Senior Vice President -- Taxes of Triarc since April 24, 1993. He has also been Senior Vice President -- Taxes of certain of Triarc's subsidiaries, including RCAC, since April 24, 1993. Prior thereto, he was Vice President -- Taxes of Trian from its formation in January 1989 until April 24, 1993. He joined Triangle in February 1987 and served as Director of Tax Planning & Research until January 1989.

        Martin M. Shea has been Senior Vice President -- Corporate Communications of Triarc from July 1994 through May 1995 and from November 1995 to the present. From June 1995 through October 1995, he served as Managing Director at Edelman Worldwide. Prior to July 1994, he served in various capacities in the investor relations department of Paramount Communications Inc. since 1977, including Vice President -- Investor Relations since 1992 and Assistant Vice President -- Investor Relations from 1983 to 1992.

        Stuart I. Rosen has been Vice President and Associate General Counsel, and Secretary of Triarc and certain of its subsidiaries since August 1, 1994. Prior thereto, he was associated with Paul, Weiss, Rifkind, Wharton & Garrison since 1985.

        Fred H. Schaefer has been Vice President and Chief Accounting Officer of Triarc since April 24, 1993. He has also been Vice President and Chief Accounting Officer of certain of Triarc's subsidiaries, including RCAC, since April 24, 1993. Prior thereto, he was Vice President and Chief Accounting Officer of Trian from its formation in January 1989 until April 24, 1993. Mr. Schaefer joined Triangle in 1980 and served in various capacities in the accounting department, including Vice President --Financial Reporting, until January 1989.

        The term of office of each executive officer is until the organizational meeting of the Triarc Board following the next annual meeting of Triarc stockholders and until his successor is elected and qualified or until his prior death, resignation or removal.

BOARD MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

        Nine meetings of the full Board of Directors were held during the fiscal year ended December 31, 1996. Each incumbent director who is a nominee for reelection attended more than 75% of the meetings of the Board of Directors that were held after such director's election to the Board and more than 75% of all committees of the Board of Directors that he was eligible to attend in 1996.

        The Company has standing audit, nominating, and compensation committees whose current functions and members are described below. It is anticipated that at its first meeting following the Meeting, the Board will designate the directors to serve on each of these Committees until the next annual meeting of stockholders.

        Audit Committee. The Audit Committee is composed of Messrs. David E. Schwab II (Chairman), Stanley R. Jaffe, Raymond S. Troubh and Gerald Tsai, Jr. This Committee is charged with the responsibility of overseeing the financial reporting process of the Company. In the course of performing its functions, the Audit Committee (i) reviews the Company's internal accounting controls and its annual consolidated financial statements, (ii) reviews with the Company's independent certified public accountants the scope of their audit, their report and their recommendations, (iii) considers the possible effect on the independence of such accountants in approving non-audit services requested of them, and (iv) recommends the action to be taken with respect to the appointment of the Company's independent certified public accountants. The Audit Committee met three times during 1996.

        Nominating Committee. The Nominating Committee is composed of Messrs. Peter W. May (Chairman), Nelson Peltz, Hugh L. Carey and M. L. Lowenkron. This Committee is charged with the responsibility of considering and recommending individuals to be considered by the Board for membership on the Board of Directors. The Nominating Committee met once during 1996.

        The Nominating Committee will consider nominations for Board membership by stockholders. The Nominating Committee has adopted the following rules with respect to considering such nominations: (i) the nominating stockholder must have owned shares of Class A Common Stock or (to the extent entitled to vote for Directors) other classes of common stock or preferred stock for at least six months prior to the date the nomination is submitted; (ii) the nomination must be received by the Nominating Committee 120 days before the mailing date for proxy material applicable to the annual meeting for which such nomination is proposed for submission; and (iii) a detailed statement setting forth the qualifications, as well as the written consent, of each party nominated must accompany each nomination submitted.

        Compensation Committee. The Compensation Committee is composed of Messrs. Gerald Tsai, Jr. (Chairman), Clive Chajet, David E. Schwab II and Raymond S. Troubh. The Committee is charged with the responsibility of
(i) reviewing, advising and making recommendations with respect to employee salary and compensation plans, benefits and standards applicable to the executive officers of the Company, (ii) taking all actions with respect thereto that are not specifically reserved for the Board of Directors, and (iii) administering the Triarc Companies, Inc. 1993 Equity Participation Plan (the "Equity Participation Plan") and such other salary or compensation plans as the Committee is designated to administer. The Compensation Committee met five times during 1996.

COMPENSATION OF DIRECTORS

        Each non-management director of the Company receives an annual retainer of $25,000 for serving on the Board. In addition, each non-management director of the Company also receives $1,000 for each meeting of the Board or of a Committee of the Board attended by him. At the option of each non-management director, these fees may be paid in shares of Class A Common Stock rather than in cash. See "Executive

Compensation -- Certain Employment Arrangements with Executive Officers" below for certain information relating to compensation of the Company's management directors.

        In addition, pursuant to the Equity Participation Plan, each director of the Company who is not also an employee of the Company or any subsidiary receives options to purchase 15,000 shares of Class A Common Stock on the date of his initial election or appointment to the Board of Directors and, in connection therewith, tandem stock appreciation rights ("SARs") for the same number of shares. On the date of each subsequent annual meeting of stockholders of the Company at which a director is reelected, such director will receive options to purchase 3,000 shares of Class A Common Stock and, in connection therewith, SARs for the same number of shares.

        For information concerning certain fees paid to certain former directors of Triarc and related matters, see "Item 3. Legal Proceedings" in the Company's Annual Report on Form 10-K for the year ended December 31,1996.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Triarc's directors, executive officers, and persons who own more than ten percent of Triarc's common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Directors, executive officers and greater than ten percent stockholders are required by the SEC regulations to furnish Triarc with copies of all Forms 3, 4 and 5 they file.

        Based solely on Triarc's review of the copies of such forms it has received, or written representations from certain reporting persons that no Form 5s were required for these persons, Triarc believes that all its directors, executive officers, and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to 1996 except for the following inadvertent omission: Mr. Smith did not file his initial ownership report on a timely basis. When this inadvertent omission was discovered, Mr. Smith promptly filed the appropriate report.

                  VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        The following table sets forth the beneficial ownership as of April 21, 1997 by each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock (constituting the only class of voting capital stock of the Company), each director of the Company and nominee for director of the Company who has such ownership, each executive officer whose name appears in the Summary Compensation Table below (the "Named Officers") who was an executive officer of the Company as of April 21, 1997 and all directors and executive officers as a group.

                                             AMOUNT AND
                                              NATURE
      NAME AND ADDRESS OF                       OF                  PERCENT OF
      BENEFICIAL OWNER                       OWNERSHIP(1)             CLASS
-----------------------------               -----------------     -------------
DWG Acquisition Group, L.P ..............5,982,867 shares (2)            25.0%
  1201 North Market Street
  Wilmington, DE 19801
Nelson Peltz ............................6,974,967 shares (2)(3)(4)(5)   28.0%
  280 Park Avenue
  New York, NY 10017
Peter W. May ............................6,653,000 shares (2)(3)(6)      27.1%
  280 Park Avenue
  New York, NY 10017
William Ehrman ..........................1,500,793(7)(8)                  6.2%
Frederick Ketcher
Jonas Gerstl
Frederic Greenberg
James McLaren
  300 Park Avenue
  New York, NY 10022
Hugh L. Carey ............................ 27,451 shares (9)              *
  280 Park Avenue
  New York, NY 10017
Clive Chajet ..............................27,300 shares(10)              *
  280 Park Avenue
  New York, NY 10017
Stanley R. Jaffe ..........................28,777 shares (9)              *
  280 Park Avenue
  New York, NY 10017
Joseph A. Levato .........................148,000 shares (11)             *
  280 Park Avenue
  New York, NY  10017
M. L. Lowenkron ...........................22,500 shares (9)              *
  280 Park Avenue
  New York, NY 10017
David E. Schwab II ........................23,000 shares (9)              *
  1185 Avenue of the Americas
  New York, NY 10036
Raymond S. Troubh .........................39,500 shares (9)              *
  280 Park Avenue
  New York, NY 10017
Gerald Tsai, Jr. ..........................32,826 shares (12)             *
  200 Park Avenue
  Suite 4501
  New York, NY 10166
Brian L. Schorr ...........................86,990 shares(13)              *
  280 Park Avenue
  New York, NY 10017
John L. Cohlan ............................88,833 shares (14)             *
  280 Park Avenue
  New York, NY 10017
Eric D. Kogan .............................68,000 shares (15)             *
  280 Park Avenue
  New York, NY 10017
Directors and Executive
 Officers as a group
 (21 persons)...........................8,594,778 shares               32.5%

---------

*  Less than 1%
 (1) Except as otherwise indicated, each person has sole voting and dispositive power with respect to such shares.
 (2) The Company is informed that DWG Acquisition has pledged such shares to a financial institution on behalf of Messrs. Peltz and May to secure loans made to them.
 (3) Includes 5,982,867 shares held by DWG Acquisition, of which Mr. Peltz and Mr. May are the sole general partners.
 (4) Includes 200 shares owned by a family trust of which Mr. Peltz is a general partner. Mr. Peltz disclaims beneficial ownership.
 (5) Includes options to purchase 965,000 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997.
 (6) Includes options to purchase 643,333 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997.
 (7) The information set forth herein with respect to Messrs. Ehrman, Greenberg, Ketcher, Gerstl and McLaren is based solely on information contained in a Schedule 13D, dated July 16, 1996, filed pursuant to the Securities Exchange Act of 1934, as amended.
 (8) Includes an aggregate of 1,365,793 shares of Class A Common Stock that Messrs. Ehrman, Ketcher, Gerstl, Greenberg and McLaren may be deemed to beneficially own as general partners of EGS Associates, L.P., a Delaware limited partnership, EGS Partners, L.L.C., a Delaware limited liability company, Bev Partners, L.P., a Delaware limited partnership and Jonas Partners, L.P., a Delaware limited partnership. Also includes (i) 55,150 shares of Class A Common Stock owned directly by Mr. Ehrman and 39,150 shares of Class A Common Stock owned by members of Mr. Ehrman's immediate family; (ii) 23,600 shares of Class A Common Stock owned directly by Mr. Ketcher and 1,100 shares of Class A Common Stock owned by a member of Mr. Ketcher's immediate family and his mother-in-law; (iii) 2,500 shares of Class A Common Stock owned directly by Mr. Gerstl and 8,500 shares of Class A Common Stock owned by a member of Mr. Gerstl's immediate family; and (iv) 2,000 shares of Class A Common Stock owned directly by Mr. Greenberg and 3,000 shares of Class A Common Stock owned by a member of Mr. Greenberg's immediate family.
 (9) Includes options to purchase 19,500 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997.
 (10) Includes options to purchase 19,500 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997 and 1,300 shares owned by Mr. Chajet's wife, as to which shares Mr. Chajet disclaims beneficial ownership.
 (11) Includes options to purchase 120,000 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997.
 (12) Includes options to purchase 22,500 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997.
 (13) Includes options to purchase 80,000 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997.
 (14) Includes options to purchase 76,333 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997
 (15) Includes options to purchase 59,000 shares of Class A Common Stock which have vested or will vest within 60 days of April 21, 1997.


                                    -------------------
        The foregoing table does not include 5,997,622 shares of Triarc's non-voting Class B Common Stock owned by Victor Posner and certain affiliates of Victor Posner as a result of a Settlement Agreement dated January 9, 1995 by and among Victor Posner, certain affiliates of Victor Posner and the Company. For information regarding this Settlement Agreement, see "Item 1. Business -- Introduction -- New Ownership; Posner Settlement" in Triarc's Annual Report on Form 10-K for the year ended December 31, 1995. The shares of Class B Common Stock can be converted without restriction into an equal number of shares of Class A Common Stock following a transfer to a non-affiliate of Posner. The Company has certain rights of first refusal if such shares are proposed to be sold to an unaffiliated party. If the 5,997,622 currently outstanding shares of the Class B Common Stock were converted into shares of Class A Common Stock, such shares would constitute approximately 20.0% of the then outstanding shares of Class A Common Stock as of April 21, 1997. None of the directors or nominees for directors of the Company or the Named Officers beneficially owned any Class B Common Stock as of April 21, 1997. Except for the arrangements relating to the shares described in footnote (2) to the foregoing table, there are no arrangements known to the Company the operation of which may at a subsequent date result in a change in control of the Company.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

        Introduction. This report to stockholders presents an overview of both the charter of the Compensation Committee of the Board of Directors (the "Compensation Committee") and of the Company's compensation philosophy. It also discusses the Compensation Committee's compensation related decisions in respect of 1996 performance.

        The Compensation Committee's Role. The Compensation Committee's principal function is to review and approve the compensation program for the executive officers of the Company (the "Executive Compensation Program") and to administer the Equity Participation Plan.

        The Company's Executive Compensation Program is designed to motivate executives to achieve the Company's business objectives, with a particular emphasis on stockholder value. Certain of the Company's executive officers were in 1996, and are currently, employed pursuant to multi-year employment agreements, the purpose of which is to retain the services of such officers for extended periods. The minimum salary to which each such executive officer is entitled is specified in the employment agreement, but the annual bonus for such executive officers, which is a major part of an executive officer's cash compensation, and awards of stock options for executive officers, are approved by the Compensation Committee, which is comprised entirely of non-management directors. The principal terms of the employment agreements of certain executive officers are described under "Employment Arrangements with Executive Officers" below.

        To  fulfill  its  principal   function,   the   Compensation   Committee
specifically  reviews  and  approves  each  of the  elements  of  the  Executive
Compensation Program and will continually assess the effectiveness of the program as a whole. This includes reviewing the design of the Company's various incentive plans for executive officers and assessing the competitiveness of the overall Executive Compensation Program.

        Overall Objectives of the Executive Compensation Program. The Executive Compensation Program is designed to help the Company retain, motivate and recruit the executive officers needed to maximize the Company's return to stockholders. The Company's explicit objective is to pay at levels required to secure the exceptionally talented executive officers, in particular, and employees, in general, necessary to achieve its long-term financial, strategic and stock price growth goals. Since one of the Company's objectives is rapid revenue growth, both by internal expansion and through acquisitions, the Company has recruited the executive talent required to run a company which is larger than the Company in its present form.

        Toward that end, the Executive Compensation Program is designed to provide:

        o Levels of compensation that are highly competitive with those provided in the various markets in which the Company competes for its executive resources.

        o      Incentive compensation that:

               o varies in a consistent and predictable manner with the financial performance of the Company and/or its various business units;

               o varies in a consistent and predictable manner with the stock price performance of the Company; and

               o      effectively rewards individual performance.

        In designing and administering the Executive Compensation Program, the Compensation Committee, acting on behalf of the stockholders, seeks an appropriate balance among these objectives, the most important of which are discussed in greater detail below.

        Providing Highly Competitive Levels of Compensation. The Company provides its executive officers with a total compensation package that -- at expected levels of performance -- is generally intended to rank in the 75th percentile of compensation packages provided to executives in the consumer products and food and beverage industries (as adjusted to reflect the Company's size, inclusive of franchise sales) who hold comparable positions or have similar qualifications. In addition, such compensation takes into account the highly unusual roles and combinations of responsibilities undertaken by Triarc's executive officers.

        Given the Company's aggressive stockholder return objectives, the Company has designed salary and incentive programs intended to attract exceptionally high-caliber executives and is committed to paying these same executives a substantial portion of their compensation based directly on the Company and business unit performance.

        To establish appropriate competitive frames of reference, the Company looks toward pay levels offered by leading-performance companies in the relevant markets for executive talent. The Company periodically assesses an executive's competitive level of compensation based on information drawn from a variety of sources, including proxy statements, compensation surveys and external compensation consultants. The Company's review of competitive compensation levels incorporates a case-by-case approach that considers each position's relative content, accountabilities and scope of responsibility. The Company also takes into account its businesses, current size and expected growth, expected contributions from specific executives and other similar factors. For senior executive corporate officers, this review includes an examination of pay data for comparable positions within the consumer products and food and beverage industries, as well as data for other diversified holding companies and pay data for individuals with backgrounds comparable to such officers. Comparisons for senior unit officers were made to compensation rates for analogous positions in the consumer products and food and beverage industries and general industry, as appropriate to each unit's business, viewing each unit's senior executive officer as a senior executive officer of a stand alone company. The Committee paid particular attention to each position's specific mix and scope of responsibilities relative to those for the surveyed positions.

        The Committee is aware that companies selected for compensation comparison purposes differ from those used for relative stockholder return comparison purposes in this proxy statement's performance graph. The Committee believes stockholders' interests are best served by providing compensation necessary to attract needed exceptional executive talent from relevant labor markets and that, in many cases, this talent will be attracted from sources outside the performance comparison group since the diversified companies used for comparison of relative stockholder return may not compete in any or all of the businesses engaged in by the Company. The Committee believes this executive resources strategy will enable the Company to exhibit long-term stockholder returns above those evident in the performance graph comparison group.

        While the expected value of an executive's compensation package is set at a highly competitive level, each executive officer's pay package places a significant portion of pay at risk, and the actual value of the package will exceed or fall below this level depending on actual Company results. The Company is committed to the pay-for-performance philosophy and has implemented an Executive Compensation Program which ensures that stockholders receive performance-for-pay.

        Ensuring Incentive Compensation Varies With Performance. The Executive Compensation Program is designed to ensure that incentive compensation varies in a consistent and predictable manner with the financial and stock performance of the Company and/or its business units. Awards paid under the Company's annual and long-term incentive plans will be directly tied to the Company's and its units' short-and long-term financial performance, as well as the performance of the Company's stock price.

        In addition to annual incentive awards, in August 1996, the Compensation Committee approved the payment of special bonuses to the executive officers of the Company (including the Chairman and Chief Executive Officer and President and Chief Operating Officer) in connection with their activities relating to the successful monetization of certain of the Company's businesses that presented strategic alternatives. Such bonuses for the Named Officers are included in the Summary Compensation Table below. In making such awards, the Compensation Committee took note of the fact that the completion of these transactions resulted in the realization of substantial cash funds by the Company for use in ongoing operations and business expansions and that the proceeds from the sale of the Southeastern Public Service Company's and Graniteville Company's businesses, together with funds received by the Company from National Propane Corporation (in connection with the formation and recapitalization of National Propane Partners, L.P.) and C.H. Patrick & Co., Inc. (in connection with a refinancing of its then outstanding indebtedness), involved transactions in excess of $500 million (which amount exceeded the Company's expectations) and which culminated in the receipt by the Company of liquid funds of approximately $200 million. In light of the Company's performance in 1996 and the successful completion of the transactions described above, total cash compensation (including incentive awards granted in March 1997 with respect to 1996 and special bonuses granted in August 1996 (discussed above)) paid to the Company's executive officers was generally higher than that paid to such executives with respect to 1995.

        The Company's various incentive plans each serve slightly different purposes and, as such, employ different measures of performance and cover different periods of time. Accordingly, an executive officer's total compensation will not typically vary based on any single measure of Company or business unit performance over a particular period of time. However, in combination, these plans provide a powerful incentive -- focusing management attention on those measures important to stockholders, and hold participants accountable for poor results and reward them for superior accomplishments.

        The Company also believes that effectively rewarding individual performance helps drive managers to contribute in ways that enhance the financial and stock performance of the Company and its various business units. Although the Executive Compensation Program provides compensation that varies with financial and stock price performance, an executive officer's incentive awards may also be influenced by qualitative assessments of Company, business unit and individual performance, as appropriate. For all executive officers, these assessments are made by the Compensation Committee.

        Overview of the Executive Compensation Program. The Executive Compensation Program is comprised of three principal elements, the base salary program, and annual and long-term incentives (consisting of the mid-term plans for subsidiary executive officers and key employees discussed below and restricted stock and option awards). Each of these is designed and administered with the explicit purpose of furthering the stockholders' interests by facilitating the employment of highly-talented executives and motivating them to achieve exceptional levels of performance. An overview of each of these elements and how each is intended to support stockholder interests are provided below.

               Base Salary Compensation. The Company's base salary program is intended to provide base salary levels that are competitive in the external market for executive talent, reflect an individual's ongoing performance, and are periodically adjusted based on the executive's performance, the Company's overall financial performance and expected salary increases in the market for executive talent.

        The Company believes the mix of elements in the Executive Compensation Program is appropriate, and will periodically review base salary levels, their relationship to the competitive market and to the other components of the program.

               Annual Incentive Compensation. The Company's annual cash incentive plan for executive officers and key employees of the Company's principal business units (the "Annual Plan") provides competitive annual pay opportunities with 50% of amounts earned directly linked to the Company's and/or business unit's annual financial performance, with the remaining 50% being based on the individual's annual performance. The Annual Plan sets annual incentive target awards at levels that are competitive in the context of the Company's total Executive Compensation Program, and the appropriate mix of variable and fixed compensation. Financial performance is assessed annually against pre-set financial and strategic objectives.

        Each executive's individual performance award is tied to performance measures most appropriate to his or her responsibilities. To reinforce the need for teamwork and focus attention on overall Company objectives, all participants have 50% of their award tied to corporate or unit financial performance, as defined by operating income and other measures selected at the outset of each plan year. For additional information regarding the Annual Plan, see "Employment Arrangements with Executive Officers -- Cash Incentive Plans" below.

        The Compensation Committee believes that the Annual Plan plays a critical role in the Company's ability to attract desired executives and motivate them toward aggressive levels of performance.

        In addition, annual incentives for the Company's corporate staff (other than the Chairman and Chief Executive Officer and President and Chief Operating Officer) are determined by the Compensation Committee on a discretionary basis, based on interim and year-end reviews of performance relative to strategic and financial objectives. The Compensation Committee believes that a less discretionary process would be impractical during the current period of relative uncertainty, as the Company's corporate center and businesses are restructured. The Company intends to move to a more formalized annual incentive plan that determines awards based on Company or unit performance and achievement of specific objectives when appropriate.

               Long-Term Incentive Compensation. The Company provides the executive officers and key employees of its principal business units with incentives linked to longer-term business unit and corporate performance through mid-term cash incentive plans (the "Mid-Term Plans"), and the Equity Participation Plan. The combination of these two key elements is intended to provide competitive long-term incentive opportunities, enable participants to build significant wealth when meaningful stockholder wealth has been created, and directly link a significant portion of total pay to the Company's long-term stock performance and, as appropriate, to business unit longer-term financial performance.

        Triarc has had Mid-Term Plans for executive officers and key employees of each of Royal Crown, Mistic, Arby's and National Propane. Each Mid-Term Plan for the Company's principal business units provides for cash awards to participants based on the unit's profit performance over a three-year period, except in the case of Mistic's Mid-Term Plan, where profit performance is measured over a five-year period. A pool is created based upon the amount by which the unit's actual profit reaches or exceeds a targeted level. For additional information regarding the Mid-Term Plans, see "Employment Arrangements with Executive Officers -- Cash Incentive Plans" below. However, in light of significant corporate events at each of the Company's principal business units, the Company is currently evaluating the specific provisions of the Mid-Term Plans.

        The Equity Participation Plan provides senior corporate and business unit managers and key employees, including the individuals named in the Summary Compensation Table below, with stock-based incentives. Although the Equity

Participation Plan is generally designed to provide periodic grants of options on the Class A Common Stock, it also provides for the use of restricted stock awards. No restricted stock awards were made in respect of 1996. Overall, the Equity Participation Plan is intended to provide competitive long-term incentive opportunities and tie executive long-term financial gain to increases in the Company's stock price. For additional information regarding the Equity Participation Plan, see "Employment Arrangements with Executive Officers -- 1993 Equity Participation Plan" below.

        Other Executive Compensation. In addition, the Company provides executive officers with benefits and perquisites such as a 401(k) plan, health and life insurance benefits and, in certain cases, tax and financial planning advice. Overall, the Compensation Committee believes the provided levels of benefits and perquisites are necessary and, in combination with the previously mentioned compensation elements, facilitate the Company's ability to secure the needed executive talents.

        Adoption of CEO and COO Compensation Arrangements. In April 1993, the Compensation Committee adopted compensation arrangements with the Company's Chairman and Chief Executive Officer and President and Chief Operating Officer that included base salaries of $1 per year and incentive compensation on a discretionary basis. In addition, at that time, the Compensation Committee approved for such executives up-front stock option grants.

        In April 1994, the Compensation Committee approved, subject to approval by the stockholders of appropriate amendments to the Equity Participation Plan (which amendments were approved by Triarc's stockholders on June 9, 1994), grants for the Chairman and Chief Executive Officer and the President and Chief Operating Officer of "performance stock options" for an aggregate of 3,500,000 shares of Class A Common Stock. These options were granted in lieu of base salary, annual performance bonus and long term compensation for a six-year period commencing April 1993. The options have an exercise price of $20.125 per share and will vest and become exercisable as follows: if the closing price of a share of Class A Common Stock is at least approximately 135% of the exercise price for 20 out of 30 consecutive trading days ending on or prior to March 30, 1999, each such option will vest and become exercisable as to one third of the shares subject to the option; if the closing price of a share of Class A Common Stock is at least approximately 180% of the exercise price for 20 out of 30 consecutive trading days ending on or prior to March 30, 2000, each such option will vest and become exercisable as to one third of the shares subject to the option; and if the closing price of a share of Class A Common Stock is at least approximately 225% of the exercise price for 20 out of 30 consecutive trading days ending on or prior to March 30, 2001, the options will vest and become exercisable as to one third of the shares subject to the option. In addition to early vesting in the event such closing price levels are attained, each such option initially was to vest and become exercisable after 14 years and 6 months even if Class A Common Stock did not so appreciate and to have a term of 15 years from the date of grant. In March 1995, in order to meet certain requirements of the Securities and Exchange Commission necessary to obtain favorable accounting treatment with respect to the performance stock options, the Compensation Committee and the Board of Directors each unanimously approved (with Messrs. Peltz and May, abstaining) amendments to the performance stock options granted to Messrs. Peltz and May, which amendments provided that (a) such options will vest in 9 years and 6 months, rather than 14 years and 6 months, if the closing price levels described above are not obtained and (b) such options will have a term of 10 years, rather than 15 years, from the date of grant. Additionally, the performance stock options that are exercisable immediately prior to termination of the optionee's employment remain exercisable after termination of the optionee's employment during the period of 90 days immediately following such termination, except upon termination for cause. Upon the optionee's death or permanent disability while employed by Triarc or upon the optionee's death during the 90 days following the optionee's termination of employment, the option becomes fully exercisable and, in the case of the optionee's death, remains exercisable until the earlier of one year after the optionee's death or the expiration of the option. 350,000 "performance stock options" granted to Leon Kalvaria, the former Vice Chairman of Triarc, in April 1994 (which were identical to those granted to Messrs. Peltz and May) were canceled in January 1997.

        Consistent with the discussion above, the Chairman and Chief Executive Officer and the President and Chief Operating Officer each received a base salary of $1 during 1996 and stock option grants (which are set forth in the Summary Compensation Table), and did not receive any annual incentive bonuses. As noted above, in light of their contributions to the successful completion of the monetization of certain of the Company's businesses, special bonuses were awarded in August 1996 to the Chairman and Chief Executive Officer and the President and Chief Operating Officer. Such bonuses are included in the Summary Compensation Table below. The factors considered in determining the size of such stock option awards to Messrs. Peltz and May were the stock option guidelines established for all participants in the Equity Participation Plan as well as Messrs. Peltz's and May's respective performance and contribution to the Company. The Committee remains committed to its notion that such up-front grants of stock options as performance stock options provide a meaningful and compelling incentive to the Chairman and Chief Executive Officer and the President and Chief Operating Officer to take actions that result in increases in stockholder value.

        The Omnibus Budget Reconciliation Act of 1993 (the "Tax Act") includes a provision which may preclude a publicly held corporation from deducting annual compensation in excess of $1,000,000 paid to certain of its highly compensated officers. There are, however, exceptions under the Tax Act for qualified performance based compensation (including stock options and SARs) if certain conditions are met. Although the Company intended that the "performance stock options" granted to the Chairman and Chief Executive Officer and the President and Chief Operating Officer satisfy these conditions, there can be no assurance that they do satisfy such conditions. The Committee is convinced that the performance incentive provided by the performance stock options is in the stockholders' best interest, irrespective of their treatment under the Tax Act.

        Adoption of Mid-Term Plans. The Compensation Committee approved the implementation of the Mid-Term Plans which is intended to focus the efforts of the management of each of the Company's principal business units on sustained profitability. The Mid-Term Plans developed for the Company's principal business units provide for awards out of an incentive pool created for each of the principal business units based upon the amount by which a unit's actual profit reaches or exceeds a pre-determined level over a three year cycle (and in the case of Mistic, a five year cycle). As noted above, the Company is currently evaluating the specific provisions of the Mid-Term Plans.

        The Compensation Committee believes the Mid-Term Plans provide an important component of incentive compensation by highlighting longer-term performance of each business unit. With relatively autonomous units in diverse businesses, linking a portion of variable pay to business unit results will hold senior unit managers accountable for sustained unit profitability. A manager's participation in a Mid-Term Plan is complemented, as appropriate, by participation in the Equity Participation Plan. Taken together, these two forms of long-term incentives provide business unit managers with vested interests in maximizing their unit's longer-term profitability.

        Grant of Equity-based Incentives. Since the Compensation Committee determined that it was in the best interest of stockholders to provide significant equity incentives to the Company's management team, the Compensation Committee approved stock option grants in respect of 1996 performance to selected corporate and business unit managers. Historically, the Compensation Committee has awarded stock options in December of each year. However, with regard to 1996 no options were granted until March 1997. In recognition of the fact that in December 1996 the daily closing price of Triarc's Class A Common Stock ranged from $11.375 and $12.375 (and was $11.50 on December 31, 1996) and that the closing price of Triarc's Common Stock on March 20, 1997 (the date on which option grants were made) was $14.75, the Compensation Committee determined that, in order to further incentivize the executive officers of Triarc to continue their performance, the exercise price of such grants should be 85% of the closing price of Triarc's Class A Common Stock on the date of grant, or $12.54. In addition, in order to further tie the overall compensation of certain senior executive officers of the Company to the performance of the Company and to further incentivize them, certain senior executive officers (including certain of those officers in the Summary Compensation Table), other than the Chairman and Chief Executive Officer and President and Chief Operating Officer, were given the choice to receive additional stock options instead of cash bonuses that might otherwise have been granted to them. These stock options will vest one-third per year on each of the first, second and third anniversaries of the date of grant and will expire on the tenth anniversary of the date of grant. Such options are included in the Summary Compensation Table below.

        In addition, certain executive officers of the Company, are expected to participate in the National Propane Corporation 1996 Unit Option Plan. Under such plan such executive officers will be eligible to receive grants of options to purchase common or subordinated units of the Partnership and unit appreciation rights ("UARs"). No such unit options or UARs were granted with respect to 1996.

        Summary. The Compensation Committee believes the Executive Compensation Program, through the Compensation Committee's administration of the elements of the Program, will ensure the Company's ability to retain, motivate and attract the executive resources required to maximize stockholder returns. The Company's competitive pay philosophy facilitates the employment of talented executives. The emphasis on variable pay and the direct link to both short-and long-term results, as well as financial and stock performance, links this competitive pay to critical measures of Company performance. In combination, all these elements act in the best interests of the Company's stockholders.

                             The Compensation Committee
                             Gerald Tsai, Jr., Chairman
                             Clive Chajet
                             David E. Schwab II
                             Raymond S. Troubh

INTRODUCTION TO SUMMARY COMPENSATION TABLE

        The Summary Compensation Table sets forth salary of, cash bonus awards as well as non-cash awards granted under the Equity Participation Plan with respect to the year ended December 31, 1994, the year ended December 31, 1995 and the year ended December 31, 1996 to Triarc's Chairman and Chief Executive Officer, President and Chief Operating Officer and to three of the other executive officers of Triarc who constituted Triarc's most highly compensated executive officers during 1996.

        Messrs. Peltz and May serve as directors and officers of Triarc and several of its subsidiaries, and Messrs. Schorr, Cohlan and Kogan serve as officers of Triarc and several of its subsidiaries. All compensation set forth in the Summary Compensation Table for Messrs. Peltz, May, Schorr, Cohlan and Kogan was paid by Triarc and represents amounts paid for services rendered to Triarc and its subsidiaries. All non-cash awards granted to any Named Officer were made by Triarc. Additional information with respect to the compensation arrangements for the Chairman and Chief Executive Officer and the Named Officers is set forth below under "Certain Employment Arrangements with Executive Officers."

                          SUMMARY COMPENSATION TABLE

                                               ANNUAL COMPENSATION
                                    --------------------------------------------
                                                                 OTHER ANNUAL
NAME AND PRINCIPAL POSITION       PERIOD  SALARY($) BONUS($)    COMPENSATION($)
--------------------------------  ------- --------  ----------- ---------------

Nelson Peltz ..................    1996      1      2,000,000(1)   339,490 (12)
 Chairman and Chief Executive      1995      1              --     839,923  (9)
 Officer of Triarc                 1994      1              --     913,406  (4)

Peter W. May .................     1996      1      1,000,000(1)   164,469 (13)
 President and Chief Operating     1995      1              --      53,310 (10)
 Officer of Triarc                 1994      1              --      97,019  (5)

Brian L. Schorr ...............    1996   312,500     450,000(8)            (6)
 Executive Vice President and      1995   312,500       275,000             (6)
 General Counsel of Triarc         1994   237,404    538,000(11)            (6)

John L. Cohlan ...............     1996   250,000     575,000(8)            (6)
 Senior Vice President --          1995   250,000       265,000             (6)
 Corporate Finance of Triarc       1994   250,000       300,000             (6)

Eric D. Kogan.................     1996   250,000    450,000(8)             (6)
 Senior Vice President --          1995   100,000       300,000             (6)
 Corporate Development of Triarc   1994   100,000       300,000             (6)

                                                   LONG TERM COMPENSATION
                                   --------------------------------------------
                                   AWARDS              PAYOUTS
                                  ----------------     -------
                          RESTRICTED  SECURITIES
                          STOCK       UNDERLYING       LTIP
NAME AND                  AWARDS(S)   OPTIONS/SARS     PAYOUTS   ALL OTHER
PRINCIPAL POSITION        ($)(3)      (#)(3)           ($)(3)    COMPENSATION($)
--------------------      ----------  ------------     -------   --------------

Nelson Peltz.........            --      175,000           --             --
 Chairman and Chief              --      150,000           --             --
 Executive Officer               --    2,340,000 (2)       --             --
 of Triarc

Peter W. May ........            --      125,000           --             --
 President and Chief             --      100,000           --             --
 Operating Officer               --    1,560,000 (2)       --             --
 of Triarc

Brian L. Schorr .....            --      120,000        57,500         7,115(7)
 Executive Vice President        --       30,000           --          4,188(7)
 and General Counsel         78,750       95,000           --             --
 of Triarc

John L. Cohlan ......            --       50,000       143,750         5,250(14)
 Senior Vice President --        --       25,000           --          5,250(14)
 Corporate Finance of Triarc     --       18,000           --          3,710(14)

Eric D. Kogan........            --      150,000        69,000         5,250(14)
 Senior Vice President --        --       30,000           --          4,067(14)
 Corporate Development           --       14,000           --          3,375(14)
 of Triarc
-----
 (1) Represents special bonuses paid to Messrs. Peltz and May in connection with the completion of certain transactions. One-half of Mr. Peltz' bonus was paid in August 1996 and one-half was paid in March 1997.

 (2) Of these amounts, options to acquire 2,100,000 and 1,400,000 shares of Class A Common Stock, respectively, for Messrs. Peltz and May are performance based stock options granted to Messrs. Peltz and May in lieu of base salary, annual performance bonus and long-term compensation for a six-year period commencing April 1993. See "Certain Employment Arrangements with Executive Officers -- Nelson Peltz and Peter W. May" below.

 (3) All restricted stock awards and stock option grants were made pursuant to the Equity Participation Plan. The restricted stock awards are described under " -- Employment Arrangements with Executive Officers -- 1993 Equity Participation Plan" below. The value of the restricted stock awards is based upon the closing price of Class A Common Stock on the New York Stock Exchange ("NYSE") on the date of grant. Based upon the closing price of Class A Common Stock on the NYSE on December 31, 1996 (the last trading day of 1996) of $11.50, the number and value (the "LTIP Payout" amount set forth in the Summary Compensation Table) of the aggregate restricted stock holdings of the Named Officers were as follows: Mr. Schorr--5,000 shares with a value of $57,500; Mr. Cohlan--12,500 shares with a value of $143,750; and Mr. Kogan--6,000 shares with a value of $69,000. On January 16, 1996, the restrictions on all previously granted restricted stock awards lapsed. Holders of restricted shares are entitled to receive any dividends attributable to such shares. The exercise price of the options granted in respect of 1996 (which were granted on March 20, 1997), is $12.54 (85% of the closing price of Triarc's Class A Common Stock on the date of grant). Such options are discussed above in the "Report of the Compensation Committee."

 (4) Includes relocation costs of $736,872 and $176,534 for charges relating to use of corporate aircraft.

 (5)    Represents charges relating to use of corporate aircraft.

 (6) Perquisites and other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported under the headings of "Salary" and "Bonus."

 (7) Includes $3,128 contributed to 401(k) plan by Triarc on behalf of Mr. Schorr in each of 1995 and 1996 and $1,060 and $3,987 of other compensation paid by Triarc in an amount equal to premiums for term life insurance in 1995 and 1996, respectively.

 (8) Includes special bonuses paid to each of Messrs. Schorr, Cohlan and Kogan in connection with the completion of certain transactions. In March 1997, Messrs. Schorr and Kogan chose to receive additional stock options instead of cash bonuses that might otherwise have been granted to them. Such stock options are included under the heading "Long Term Compensation - Securities Underlying Options/SARs."

(9) Includes relocation costs of $785,000 and fees paid by Triarc on behalf of Mr. Peltz for tax and financial planning services.

(10) Includes fees of $40,000 paid by Triarc on behalf of Mr. May for tax and financial planning services.

(11) Includes one-time sign-on bonus consisting of $250,000 in cash and 5,000 shares of restricted stock and an additional $38,000 to reimburse Mr. Schorr for certain costs incurred in connection with his leaving his previous position.

(12)    Includes charges of $225,668 relating to use of corporate aircraft.

(13)    Includes charges of $98,729 relating to use of corporate aircraft.

(14) Represents amounts contributed to 401(k) plan by Triarc on behalf of the Named Officer.


CERTAIN EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

        Nelson Peltz and Peter W. May. Since the Change in Control, Nelson Peltz and Peter W. May have been serving Triarc as its Chairman and Chief Executive Officer and its President and Chief Operating Officer, respectively, and each of them currently is receiving an annual base salary of $1.00. In addition, Messrs. Peltz and May participate in the incentive compensation and welfare and benefit plans made available to Triarc's corporate officers, including the Equity Participation Plan described below. Also, Messrs. Peltz and May were granted certain "performance options" in April 1994 and certain special bonuses in August 1996. See "Report of the Compensation Committee -- Adoption of CEO and COO Compensation Arrangements" above.

        Brian L. Schorr. On June 29, 1994, Triarc and Brian L. Schorr entered into an employment agreement (the "Schorr Employment Agreement"), providing for employment of Brian L. Schorr as Executive Vice President and General Counsel of Triarc having an initial term which expires on June 28, 2000, unless not later than June 29, 1998 either party notifies the other that it does not wish to have the term extended beyond June 28, 2000. The Schorr Employment Agreement provides for an annual base salary of $312,500, which is subject to increase, but not decrease. Mr. Schorr is also eligible to receive annual incentive bonuses. The Schorr Employment Agreement also provides that if Mr. Schorr dies during the term of the Agreement, his legal representative will be entitled to receive an amount calculated at an annual rate equal to the sum of (i) Mr. Schorr's then current base salary plus (ii) $250,000 (such aggregate amount is collectively referred to as the "Base Amount") for the remaining term of the agreement, if Triarc is able to procure, at a reasonable rate, term insurance on Mr. Schorr's life to pay such obligation, or if Triarc is not able to procure such insurance, an amount calculated at the annual rate of the Base Amount for the three-month period following Mr. Schorr's death. Triarc obtained such insurance to fund this obligation at an annual premium of approximately $3,000. Triarc has transferred ownership of such insurance policy to a trust established by Mr. Schorr and Mr. Schorr has, under certain circumstances, given up his right to have Triarc pay the Base Amount after his death. Pursuant to the Schorr Employment Agreement, if Mr. Schorr's employment terminates for any reason other than cause (as defined in the Schorr Employment Agreement), options and restricted stock awards previously granted to Mr. Schorr will immediately vest in their entirety and remain exercisable for a period of one year following the date of such termination. The Schorr Employment Agreement also provides that if Triarc terminates Mr. Schorr's employment without cause, Mr. Schorr will receive a lump sum payment (discounted to present value) in an amount equal to (i) all base salary amounts due for the year of termination and for each remaining year of the Schorr Employment plus (ii) an amount equal to the number of years to the end of the Schorr Employment Agreement multiplied by $250,000. The Schorr
Employment Agreement further provides that at the option of Mr. Schorr, the Schorr Employment Agreement shall be deemed to have been terminated by Triarc without cause following a change in control. A "change in control" is defined to mean: (i) the acquisition by any person of more than 50% of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of Triarc, followed by, without the prior consent of Mr. Schorr, any meaningful diminution in his duties or authority; (ii) a majority of the Board of Directors of Triarc being individuals who are not nominated by the Board of Directors of Triarc, followed by, without the prior consent of Mr. Schorr, any meaningful diminution in his duties or authority; (iii) neither Mr. Peltz nor Mr. May being Chairman and Chief Executive Officer and President and Chief Operating Officer, respectively, of Triarc; or (iv) Mr. Schorr reporting to someone other than either Mr. Peltz or Mr. May. The acquisition or ownership of any portion of the combined voting power of Triarc by DWG Acquisition, Nelson Peltz or Peter W. May or by any person affiliated with such persons, or the merger, consolidation or sale of assets of Triarc or any subsidiary of Triarc with or to any corporation or entity controlled by DWG Acquisition, Nelson Peltz or Peter W. May or any person affiliated with such persons, does not constitute a change in control.

        CASH INCENTIVE PLANS

        Triarc has developed annual cash incentive plans (each, an "Annual Incentive Plan") and mid-term cash incentive plans (each, a "Mid-Term Incentive Plan") for executive officers and key employees of each of Royal Crown, Mistic, Arby's and National Propane. As noted above, in light of certain significant corporate events, the Company is evaluating the specific provisions of the Mid-Term Plans.

        Each Annual Incentive Plan is designed to provide annual incentive awards to participants, 50% of which are based on whether the applicable company has met certain pre-determined goals and 50% of which is based on the performance of the participant during the preceding year. Under each Annual Incentive Plan, participants may receive awards of a specified percentage of their then current base salaries, which percentage varies depending upon the level of seniority and responsibility of the participant. Such percentage is set by the company's management in consultation with management of Triarc. The board of directors of each company, in consultation with management of Triarc and the Compensation Committee of the Triarc Board of Directors, may elect to adjust awards on a discretionary basis to reflect the relative individual contribution of the executive or key employee, to evaluate the "quality" of the company's earnings or to take into account external factors that affect performance results. The board of directors of each company may also decide that multiple performance objectives related to the company's and/or the individual's performance may be appropriate and in such event, such factors would be weighted in order to determine the amount of the annual incentive awards. Each Annual Incentive Plan is administered by the respective company's board of directors and Triarc's management and may be amended or terminated by such board of directors and Triarc's management at any time.

        Under each Mid-Term Incentive Plan, incentive awards are granted to participants if the applicable company achieves an agreed upon profit over a three year performance cycle (in the case of Mistic, profit is measured over a five year performance cycle). During each plan year, an amount is accrued for each participant based upon the amount by which the relevant company's profit for such year exceeds a certain minimum return. A new three-year performance cycle (and, in the case of Mistic, a new five year performance cycle) begins each year, such that after the third year (and, in the case of Mistic, after the fifth year) the annual cash amount paid to participants pursuant to the relevant Mid-Term Incentive Plan should equal the target award if their respective company's profit goals have been achieved for the full three-year cycle (and, in the case of Mistic, the full five year cycle). Except as set forth in the Employment Agreements, the board of directors of each company, together with Triarc's management and the Compensation Committee of Triarc's Board of Directors, may adjust, upward or downward, an individual's award based upon an assessment of the individual's relative contribution to the company's longer-term profit performance. The board of directors and Triarc's management may amend or terminate the Mid-Term Incentive Plan for such company at any time. As noted above, the Company is currently evaluating the specific provisions of the Mid-Term Plans.

        From time to time, the Compensation Committee of the Triarc Board may award discretionary bonuses based on performance to certain executive officers. The amounts of such bonuses will be based on the Compensation Committee's evaluation of each such individual's contribution.

        1993 EQUITY PARTICIPATION PLAN

        The Equity Participation Plan was adopted on April 24, 1993, amended and restated on July 22, 1993, and, as amended and restated, was approved by Triarc's stockholders on October 27, 1993. The Equity Participation Plan was also amended on April 19, 1994, with further amendments which were approved by Triarc's stockholders on June 9, 1994 and on June 8, 1995. In addition, the Equity Participation Plan was amended by the Triarc Board during 1995, 1996 and 1997, which amendments did not require stockholder approval. It expires by its terms on April 24, 1998. The plan provides for the grant of options to purchase Class A Common Stock (including performance stock options, which are described in "Report of the Compensation Committee -- Adoption of CEO and COO Compensation Arrangements" above), SARs, restricted shares of Class A Common Stock and, to non-employee directors of Triarc, at their option, shares of Class A Common Stock in lieu of annual retainer fees and/or Board of Directors or committee meeting attendance fees that would otherwise be payable in cash. Directors, selected officers and key employees of, and key consultants to, Triarc and its subsidiaries are eligible to participate in the plan. The plan is being administered by the Compensation Committee of the Triarc Board, which will determine from time to time to grant options, SARs and restricted stock.

        On April 23, 1993 and on March 1, 1994, each of Messrs. Cohlan and Kogan received restricted shares of Class A Common Stock, which shares were granted in respect of their respective performance during the eight month transition period ending December 31, 1993 and to incentivize their future performance (each, an "RSA"). In addition, on July 26, 1994, Mr. Schorr received restricted shares (the "Schorr RSA") of Class A Common Stock in connection with the Schorr Employment Agreement and to incentivize his future performance. The Schorr RSA is set forth in the Summary Compensation Table above. All of the RSAs and the Schorr RSA vested on January 16, 1996. In January 1996, Triarc made loans to Mr. Cohlan and Mr. Kogan in the amount of $67,549 and $34,497, respectively, to be used to make tax payments by them upon the vesting of their RSAs. Such loans bore interest at an annual rate equal to the prime rate of interest and were secured by the shares with respect to which the tax was owed. Such loans were repaid on May 21,

1996. In connection with the sale of substantially all of the textile assets of Graniteville Company, the Compensation Committee of the Triarc Board determined that effective as of the closing of such sale, each of the stock options previously granted to certain employees of Graniteville Company which had not vested as of such date would vest in their entirety and all such stock options remained exercisable until December 31, 1996.

        MISCELLANEOUS

        Mistic has granted to Mr. Weinstein a stock appreciation right ("Weinstein SAR") with respect to 4.85% of the then outstanding shares of Mistic's common stock plus the equivalent shares represented by the Weinstein SAR and stock appreciation rights granted to another executive officer of Mistic and to Mistic's lender. The Weinstein SAR has an appreciation base of $28,636.88 per share and may be exercised at any time after vesting but prior to the tenth anniversary of the date of grant. One-ninth of the Weinstein SAR vested on each of January 1, 1996 and January 1, 1997, and an additional one-ninth of the
Weinstein SAR will vest on January 1, 1998. The remaining two-thirds of the Weinstein SAR will vest over a three year period of time to the extent that Mistic achieves certain performance targets during such period. The Weinstein SAR vests immediately and in its entirety in the event of Weinstein's death, continued illness or the termination of Weinstein's employment by Mistic without good cause. Furthermore, if a change in control occurs and Triarc has realized certain specified internal rate of return on the disposition of its equity investment in Mistic as of the date of such change in control, then the Weinstein SAR will immediately vest in its entirety. One other executive of Mistic received a stock appreciation right with respect to 4.85% of the then outstanding shares of Mistic's common stock plus the equivalent shares represented by the Weinstein SAR, such other executive's stock appreciation right and another stock appreciation right granted to Mistic's lender. All of the terms of such executive's stock appreciation right are virtually identical to those of the Weinstein SAR. In light of the reorganization of the Triarc Beverage Group and the proposed acquisition of Snapple, the terms of the Weinstein SAR and such other executive's stock appreciation right are in the process of being reviewed.

        OPTIONS GRANTED IN 1996

        No options to purchase shares of Class A Common Stock were granted to the Named Officers during 1996 and no stock options were exercised by any Named Officer during 1996.

        OPTION VALUES AT END OF 1996

        The following table sets forth certain information concerning the value at the end of 1996 of unexercised in-the-money options to purchase shares of Class A Common Stock granted to the Named Officers outstanding as of the end of 1996. No SARs have been granted to any of the Named Officers.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                           NUMBER OF
                                           SECURITIES
                                           UNDERLYING       VALUE OF UNEXERCISED
                                           UNEXERCISED          IN-THE-MONEY
                                           OPTIONS AT         OPTIONS AT FISCAL
                   SHARES                  FISCAL YEAR-          YEAR-END 1996
                   ACQUIRED                END 1996 (#)            ($)(1)
                   ON          VALUE       EXERCISABLE/         EXERCISABLE/
      NAME         EXERCISE(#) REALIZED($) UNEXERCISABLE       UNEXERCISABLE
----------------  ------------ ----------- ------------------ ---------------
Nelson Peltz......    -0-          -0-      940,000/2,225,000  248,750/137,500
Peter W. May......    -0-          -0-      626,667/1,483,333  165,833/ 91,667
Brian L. Schorr...    -0-          -0-      80,000/    45,000   28,750/ 27,500
John L. Cohlan....    -0-          -0-      67,999/    25,001   24,958/ 22,917
Eric D.  Kogan....    -0-          -0-      54,000/    25,000   24,250/ 27,500
---------

(1) On December 31, 1996, the closing price of the Class A Common Stock on the New York Stock Exchange was $11.50.

STOCK PRICE PERFORMANCE GRAPH

                                  TRIARC COMPANIES, INC.
                      COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN:
                    TRIARC VS. S&P 500 & S&P DIVERSIFIED MANUFACTURING



                               TOTAL RETURN TO SHAREHOLDERS

                                   REINVESTED DIVIDENDS


                                   [PERFORMANCE GRAPH]


                     Base                      Years Ending
                     Period
Company/Index        Apr91    Apr92    Apr93   Dec93  Dec94    Dec95    Dec96
------------------------------------------------------------------------------

TRIARC COS INC - CLA 100      85.70    179.74  238.07  111.89   104.75   109.51
S&P 500 INDEX        100      134.12   146.51  158.37  160.46   220.76   271.45
S&P MFG (DIV.INDLS)  100      121.05   129.28  150.53  155.82   219.42   302.38



                             CERTAIN TRANSACTIONS

CERTAIN TRANSACTIONS WITH AFFILIATES

        Triarc subleased through January 31, 1996 from an affiliate of Messrs. Peltz and May, approximately 26,800 square feet of furnished office space in New York, New York owned by an unaffiliated third party. Subsequent thereto, and through December 31, 1996, the Company subleased the same office facility from an unaffiliated third party. In addition, commencing May 1993 until October 1993, Triarc also sublet from another affiliate of Messrs. Peltz and May approximately 32,000 square feet of office space in West Palm Beach, Florida owned by an unaffiliated landlord. Subsequent to October 1993, Triarc assumed the lease for approximately 17,000 square feet of the office space in West Palm Beach which expires in February 2000. The sublease for the other approximate 15,000 square feet in West Palm Beach expired in September 1994. The aggregate amounts paid by Triarc during Fiscal 1994, Fiscal 1995 and 1996 with respect to affiliates of Messrs. Peltz and May for such subleases, including operating expenses, but net of amounts received by Triarc for sublease of a portion of such space (see below -- $358,000, $357,000 and $30,000, respectively) were $1,620,000, $1,350,000, and $1,100,000, respectively, which are less than the aggregate amounts such affiliates paid to the unaffiliated landlords but represent amounts Triarc believes it would pay to an unaffiliated third party for similar improved office space. Messrs. Peltz and May have guaranteed to the unaffiliated landlords the payment of rent for the 17,000 square feet of office space in West Palm Beach. In June 1994, Triarc decided to centralize its corporate offices in New York City. In connection therewith, Triarc subleased the remaining 17,000 square feet in West Palm Beach to an unaffiliated third party in August 1994. Mr. May has an equity interest in a franchisee that operates an Arby's restaurant in New Milford, CT. That franchisee is a party to Arby's standard franchise license agreement and pursuant thereto pays to Arby's fees and royalty payments that unaffiliated third-party franchisees pay.

        The Company uses aircraft owned by Triangle Aircraft Services Corporation ("TASCO"), a company owned by Messrs. Peltz and May. On October 1, 1993 the Company began leasing the aircraft from TASCO for an annual rent of $2,200,000 plus indexed cost of living adjustments. Effective October 1, 1994 the original rent was reduced $400,000 reflecting the termination of the lease for one of the aircraft which was sold. In connection with the sale of the aircraft the Company paid $130,000 of related costs on behalf of TASCO. In connection with such lease the Company had rent expense of $2,100,000, $1,910,000 and $1,973,000 for 1994, 1995, and 1996, respectively. Pursuant to the lease, the Company also pays the operating expenses of the aircraft directly to third parties.

                                PROPOSAL 2.

           APPROVAL OF AMENDMENT TO THE CERTIFICATE OF INCORPORATION
              TO CHANGE THE MINIMUM AND MAXIMUM NUMBER OF DIRECTORS

INTRODUCTION

        Section 2 of Article V of the Certificate of Incorporation of the Company provides that the number of Directors shall be not less than ten or more than twenty, with the exact number to be fixed by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office.

        The Board of Directors unanimously recommends that the stockholders of the Company authorize an amendment of the first sentence of Section 2 of Article V of the Company's Certificate of Incorporation to change the minimum required number of directors to seven (7) and the maximum number of directors to fifteen
(15), with the exact number of Directors within that range to be fixed pursuant to a resolution approved by a majority of the members of the Board of Directors then in office. The Board of Directors has approved a corresponding amendment to the Company's By-laws which will become effective if the proposed amendment to the Certificate of Incorporation is approved by the Company's stockholders.

        The proposed amendment is being submitted to the stockholders in light of Mr. Lowenkron's decision not to stand for reelection to the Board of Directors (see Proposal (1) above) and in recognition of the Board of Directors' judgement that a smaller board could be more decisive and effective than a larger board. The Board of Directors believes that this is consistent with the trend in publicly held corporations, which has been toward somewhat smaller than larger boards. The Company believes that flexibility is important since outside directors are increasingly becoming more likely to limit the number of Boards of Directors on which they are willing to serve. The Board of Directors has also determined that the provisions in the Certificate of Incorporation and By-laws should be consistent.


PROPOSED AMENDMENT

        The first sentence of Section 2 of Article V of the Company's Certificate of Incorporation would be amended to read as follows (deletions are indicated by brackets and additions by boldface italic type):

        "The Board of  Directors  shall  consist of not less than SEVEN (7) [ten
        (10)] nor more than FIFTEEN (15) [twenty (20)] persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office; provided, however, that such maximum number may be increased from time to time to reflect the rights of holders of Preferred Stock to elect directors in accordance with the terms of the Certificate of Incorporation or of the Certificate of Designation pursuant to which any class or series of Preferred Stock is issued or to the extent provided in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock pursuant to Article IV of this Certificate of Incorporation."

REQUIRED VOTE

        Approval of the proposed amendment will require the affirmative vote of a majority of the voting power present (in person or by proxy) and entitled to vote at the Meeting. In the event that the Company's stockholders fail to approve the amendment, the Board of Directors will, subsequent to the Meeting, fill the vacancy on the Board of Directors created by Mr. Lowenkron's decision not to stand for reelection.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO CHANGE THE MINIMUM AND MAXIMUM NUMBER OF DIRECTORS.

                                  PROPOSAL 3.

                     RATIFICATION OF APPOINTMENT OF INDEPENDENT
                            CERTIFIED PUBLIC ACCOUNTANTS

INTRODUCTION

        The Board of Directors has selected Deloitte & Touche LLP ("Deloitte") to be the Company's independent certified public accountants for 1997. Deloitte has acted as the Company's independent certified public accountants since June 9, 1994.

        Representatives of Deloitte will be present at the Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

REQUIRED VOTE

        Ratification of the appointment of the independent certified public accountant requires the affirmative vote of a majority in voting power present (in person or by proxy) and entitled to vote at the Meeting. In the event that the Company's stockholders fail to ratify the appointment of Deloitte, the selection of the Company's independent certified public accountants will be submitted to the Company's Board of Directors for reconsideration.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.

                                 OTHER MATTERS

EXPENSES OF SOLICITATION

        The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by use of the mails, some of the officers, directors and regular employees of the Company and its subsidiaries, none of whom will receive additional compensation therefor, may solicit proxies in person or by telephone, telegraph or other means. Solicitation will also be made by employees of Georgeson & Company, which firm will be paid a fee of $8,000, plus expenses. As is customary, the Company will, upon request, reimburse brokerage firms, banks, trustees, nominees and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

        From time to time, stockholders present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at the Annual Meeting. To be considered, proposals must be submitted on a timely basis. Proposals for the 1998 Annual Meeting must be received by the Company no later than January 13, 1998, and must otherwise comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        Triarc's Certificate of Incorporation currently imposes certain additional procedural requirements for submitting stockholder proposals to meetings of stockholders. Any such proposals must be specified in a written notice given by or on behalf of a stockholder of record on the record date for such meeting entitled to vote thereat or a duly authorized proxy for such stockholder, in accordance with all of the following requirements. Such notice must be delivered personally to, or mailed to and received at, the principal executive office of the Company addressed to the attention of the Secretary, not less than 45 days nor more than 60 days prior to the meeting; provided, however, that in the event that less than 55 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the annual or special meeting was mailed or such public disclosure was made, whichever first occurs. Such notice must set forth (i) a full description of each such item of business proposed to be brought before the meeting and the reasons for conducting such business at such meeting, (ii) the name and address of the person proposing to bring such business before the meeting, (iii) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice, (iv) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC pursuant to Section 14 of the Exchange Act, or any successor thereto, and the written consent of each such nominee to serve if elected, (v) any material interest of the stockholder in such item of business and (vi) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act, or any successor thereto. The Company may require a proposed nominee for director to furnish such other information as may be required to be set forth in a stockholder's notice of nomination which pertains to the nominee or which may be reasonably required to determine the eligibility of such proposed nominee to serve as a director of the Company. At the request of the Board of Directors, any individual nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to a nominee. The Nominating Committee has adopted certain rules with respect to nominations for Board membership. See "Proposal 1. Election of Directors -- Board Meetings and Certain Committees of the Board -- Nominating Committee" above. The Chairman of the meeting may, if the facts warrant, determine that a nomination or stockholder proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination or proposal shall be disregarded. Any questions relating to stockholder proposals should be submitted in writing to the Secretary of the Company, at 280 Park Avenue, New York, New York 10017.

INFORMATION INCORPORATED BY REFERENCE

        The Company hereby incorporates by reference into this Proxy Statement "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" of the 10-K, a copy of which is being provided to stockholders along with this Proxy Statement.

                                           By Order of the Board of Directors



                                           STUART I. ROSEN
                                           Secretary
New York, New York
May 9, 1997

                            TRIARC COMPANIES, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 The undersigned hereby appoints Nelson Peltz and Peter W. May and each of them, with power of substitution, attorneys and proxies to represent and to vote all shares of Class A Common Stock of Triarc Companies, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triarc Companies, Inc. to be held on Wednesday, June 4, 1997, at 11:00 A.M., local time, in the third floor auditorium of The Chase Manhattan Bank, 270 Park Avenue, New York, New York, and at any adjournments or postponements thereof:

1.  Election of      FOR all nominees          AUTHORITY WITHHELD to vote for
    Directors:       listed below               all nominees listed below [ ]
                     (except as otherwise
                     instructed below) []

   Nelson Peltz, Peter W. May, Hugh L. Carey, Clive Chajet, Stanley R. Jaffe, Joseph A. Levato, David E. Schwab II, Raymond S. Troubh and Gerald Tsai, Jr. To withhold authority to vote for any nominee, write that nominee's name in space below:



2. Proposal to approve an amendment to the Company's Certificate of Incorporation, as described in the Proxy Statement.
                        [ ] FOR            [ ] AGAINST      [ ] ABSTAIN

3. Proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent certified public accountants, as described in the Proxy Statement.
                        [ ] FOR           [ ] AGAINST         [ ] ABSTAIN


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AND FOR PROPOSALS 2 AND 3. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AND FOR PROPOSALS 2 AND 3. UNDER THE COMPANY'S BY-LAWS, BUSINESS TRANSACTED AT THE ANNUAL MEETING OF STOCKHOLDERS IS CONFINED TO THE PURPOSES STATED IN THE NOTICE OF THE MEETING. THIS PROXY WILL, HOWEVER, CONVEY DISCRETIONARY AUTHORITY TO THE PERSONS NAMED HEREIN AS PROXIES TO VOTE ON MATTERS INCIDENT TO THE CONDUCT OF THE MEETING.


                              Dated: .................................. , 1997


           Signature(s).......................................................

                       .......................................................

                           This Proxy should bear your signature(s) exactly as your name(s) appear in the stencil to the left. When signing as attorney, executor, administrator, personal representative, trustee, guardian or
                           corporate   officer, please   give   full title.
                           For joint accounts, each joint owner should sign.

         PLEASE DATE, SIGN AND RETURN TODAY IN THE ENCLOSED ENVELOPE.